MINERAL PROPERTY OPTION AGREEMENT

This Agreement dated for reference the 11th day of June, 2008

Between:
KEYSER RESOURCES INC.
61 Sherwood Circle NW
Calgary, Alberta
T3R 1R3
(“Keyser”)

And:
BEARCLAW CAPITAL CORP.
1155 boulevard René Lévesque ouest
Bureau 2500
Montréal, Québec
H3B 2K4
(“Bearclaw”)

Keyser and Bearclaw have agreed to enter into an agreement (“Agreement”) whereby Keyser would acquire the right to option and explore the Rey Lake Property (“Property”), which upon signing of this agreement is intended to be a binding agreement on the parties hereto.

Bearclaw warrants that it owns the Property (MTO Tenure Number 510210) 100% and that the Property is in good standing with the BC Ministry of Energy, Mines and Petroleum Resources until June 9, 2016 and that the Property is free of any liens or encumbrances.

Keyser wishes to enter into an agreement whereby Keyser or designated trustee may acquire a 90% interest in Bearclaw’s wholly-owned Property on the following terms:

1.	Keyser may acquire a 90% interest in the Property by making exploration expenditures totalling $ 150,000 and paying $ 12,500 cash to Bearclaw by September 30, 2010 as follows:

Expenditures

The $ 150,000 in optional exploration expenditures will be staged as follows:

•	$ 5,000 by December 31, 2008
•	A further $ 25,000 by September 30, 2009; and
•	A further $ 120,000 (cumulative $ 150,000) by September 30, 2010
•	All exploration work is to be filed as assessment work to the maximum amount permissible, with any excess being credited to Bearclaw’s PAC account

Cash

The $ 12,500 in cash payments will staged as follows:

•	$ 5,000 upon signing
•	A further $ 7,500 by September 30, 2009

2.	Upon fulfilling the above obligations, Keyser will have earned a 90% interest in the Property. Bearclaw’s 10% interest is a fully carried interest through to production.

3.	If Keyser does not complete its earn-in and does not vest a 90% interest, all technical data in whatever format will be forwarded to Bearclaw within 30 days of the notification of withdrawal.

4.
Keyser agrees to provide prompt notice of any results from exploration on the property and further Bearclaw shall have the right at any time upon reasonable notice to inspect the property and all technical data.

5.
Keyser will be the operator during the earn-in period, and subsequently while its interest is 90%. Keyser may charge a management fee of 10% of exploration expenditures, except in the case of contracts greater than $50,000, where the fee will be 5%.

6.	Keyser agrees to indemnify Bearclaw for any and all liability that Bearclaw might suffer as a result of any activities carried out by Keyser on or with respect to the Property.

7.
Either party may freely sell, assign or option its interest to a third party provided that it first gives notice to the other party, who then has 30 days to match the third party offer. Keyser shall not have the right to assign its interest until it shall have earned its 90% interest. If a sale of assignment to a third party occurs, the assignee must covenant in writing and give to each party its undertaking to be bound by all terms of the Agreement and to honur any outstanding obligations related to operations on the Property. If the proposal to dispose of the interest involves non-cash consideration the party proposing to dispose of its interest must provide to the other party the best estimate of the cash value of such non-cash consideration.

8.
No party shall issue any public new release(s) concerning this Agreement or exploration work or results without first providing the other party with a draft of the proposed news release and a reasonable opportunity to comment on the contents of the news release. If no comments are received within 24 hours of notice to the other party, then the proposed news release may be issued without further delay.

9.
Bearclaw will transfer title to the Property to Keyser within 30 days of the signing of this Agreement. Keyser agrees to re-transfer title to Bearclaw in the event that Keyser withdraws before earning any interest in the Property. For the purposed of this transfer, Bearclaw shall be appointed as the agent. Keyser shall maintain the Property in good standing. In the event of Keyser withdrawing, it will return the Property to Bearclaw in good standing for a minimum of two years from the date of notification of withdrawal.

10.
In the event of a default by Keyser under the provisions of this agreement Bearclaw must give written notice of such default and Keyser shall have 30 days to rectify such default.  Keyser shall have the right to contest in good faith any liens which may be filed against the Property as a result of the activities of Keyser.

11.
Keyser shall keep the Property free and clear of all liens, charges and encumbrances of any nature or kind and Keyser will not have the right to charge the Property in any manner without the written consent of Bearclaw.

12.	The parties agree that at the request of either party a memorandum reflecting the terms of this Agreement may be registered against title to the Property.

13.
The parties agree to keep all results and other data and information resulting from Keyser’s activities on the Property confidential except where such information is required to be disclosed by operation of securities laws and by assessment filing.

14.	The parties agree to do all that is necessary in order to carry out the spirit and intent of this agreement and to execute any and all such documentation as may be required.

15.	Any mineral title acquired within 1 kilometre of the Property be either Keyser or Bearclaw during the term of this Agreement shall be included in the agreement.

16.	The laws and courts of British Columbia will apply to the terms of this Agreement.

Agreed on behalf of Bearclaw Capital Corp

/s/ Jock Ross

Agreed on behalf of Keyser Resources Inc

/s/ Maurice Bidaux

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